Exhibit 12.1

PUGET ENERGY, INC.
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND DIVIDEND REQUIREMENTS
(Dollars in Thousands)

EARNINGS AVAILABLE FOR COMBINED FIXED	12 Months Ending June	Year Ended December 31
CHARGES AND PREFERRED DIVIDEND REQUIREMENTS	2002	2001	2000	1999	1998	1997
Pre-tax Income:
Net income per statement of income	72,923	121,587	193,831	185,567	169,612	125,698
Federal income taxes	45,214	78,006	128,973	109,164	105,814	44,916
Federal income taxes charged to other income-net	5,116	4,590	1,411	2,909	3,986	14,807
Subtotal	123,253	204,183	324,215	297,640	279,412	185,421

Capitalized Interest	(1,198)	(883)	(1,264)	(3,692)	(1,782)	(360)
Undistributed (earnings) or losses of less-than-fify-percent-owned entities	0	0	0	0	0	(680)
Total	122,055	203,300	322,951	293,948	277,630	184,453

Fixed Charges:
Interest on long-term debt	197,926	194,505	184,405	160,966	146,248	123,543
Other interest	1,198	883	1,264	3,692	1,782	360
Portion of rentals representative of the interest factor	8,207	7,379	5,002	4,575	2,878	3,143
Total	207,331	202,767	190,671	169,233	150,908	127,046

Earnings Available for combined Fixed Charges and Preferred Dividend requirements	329,386	406,067	513,622	463,181	428,538	311,499

Ratio of earnings to fixed charges	1.59	2.00	2.69	2.74	2.84	2.45

COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS:
Fixed charges above	207,311	202,767	190,671	160,233	150,908	127,046
Preferred dividend requirements below	13,728	14,128	15,044	17,747	21,421	26,266
Total	221,059	216,895	205,715	186,980	172,329	153,312

Ratio of earnings to combined fixed charges and preferred dividend requirements	1.49	1.87	2.50	2.48	2.49	2.03

COMPUTATION OF PREFERRED DIVIDEND REQUIREMENTS:
(a) Pre-tax income	123,253	204,183	324,215	297,640	279,412	185,421
(b) Net income	72,923	121,587	193,831	185,567	169,612	125,698
(c) Ratio of (a) to (b)	1.6902	1.6793	1.6727	1.6039	1.6474	1.4751
(d) Preferred dividends	8,122	8,413	8,994	11,065	13,003	17,806
Preferred dividend requirements
[(d) multiplied by (c)]	13,728	14,128	15,044	17,747	21,421	26,266